Exhibit 99.1

Contacts

INVESTORS V.I. TECHNOLOGIES, INC. (VITEX) JOHN R. BARR 617-926-1551 john.barr@vitechnologies.com Or Thomas T. Higgins 617-926-1551 tom.higgins@vitechnologies.com	MEDIA SCHWARTZ COMMUNICATIONS SHOBA VAITHEESWARAN 781-684-0770 vitex@schwartz-pr.com

Vitex Settles Ethanol Tax Dispute Will Recognize $1.3 Million Credit

Watertown, MA (February 20, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX; “Vitex” or “the Company”) announced today the favorable settlement of a long-standing dispute with the Bureau of Alcohol, Tobacco and Firearms (BATF). As a result of this settlement, Vitex will record as of December 28, 2002, a credit of approximately $1.3 million reflecting the reversal of a previously accrued ethanol tax liability.

Vitex used ethanol in the plasma manufacturing process at its Melville, New York Plasma Operations which were divested in August 2001. Discussions with the BATF had been ongoing since 1998 concerning the Company’s qualification under BATF statute for tax-free use of ethanol as opposed to tax-paid or tax-drawback. Under today’s settlement, both parties concluded those discussions with an Offer in Compromise agreement under which claims on both sides were withdrawn.

John R. Barr, President and CEO stated, “It was important to us to resolve this matter in a manner favorable to the company and that eliminates the potential for any future liability. The issues in dispute were complex and we worked hard with the BATF to reach a settlement.”

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s revolutionary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the company’s products, the impacts of competitive products and pricing, government regulation of the company’s products and other risks and uncertainties set forth in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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